Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 20, 2024, relating to the financial statements of Montana Technologies LLC, which is contained in the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA P.C

Houston, Texas

June 27, 2024